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                                        OMB APPROVAL

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                         UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549

                         SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                       (Amendment No.  )


                      GOLDEN STAR RESOURCES
                         (Name of Issuer)

                          COMMON STOCK

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                 (Title of Class of Securities)

                           38119T104
                         (CUSIP Number)


Check the following box if a fee is being paid with the statement
/ /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1746 (12-91)
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SCHEDULE 13G

CUSIP No. 38119T104                            Page 2 of 7 Pages

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1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

SNYDER CAPITAL MANAGEMENT, L.P.
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/ X /
                                                    (b)/   /
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3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
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     NUMBER OF           5    SOLE VOTING POWER
     SHARES                   234,300
     BENEFICIALLY        ----------------------------------------
     OWNED BY            6    SHARED VOTING POWER
     EACH                     4,103,900
     REPORTING           ----------------------------------------
     PERSON              7    SOLE DISPOSITIVE POWER
     WITH                     234,300
                         ----------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              4,432,200
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     4,666,500
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*   / /
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     15.7%
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12   TYPE OF REPORTING PERSON*
     IA
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
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SCHEDULE 13G

CUSIP No. 38119T104                            Page 3 of 7 Pages

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1  NAME OF REPORTING PERSON
SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

SNYDER CAPITAL MANAGEMENT, INC.
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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)/ X /
                                                    (b)/   /
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3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION